Exhibit 99.1
Investor Contacts:
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
Lippert/Heilshorn & Associates, Inc.
(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR REVISES FISCAL 2008 REVENUE GUIDANCE
BASED ON PRODUCT APPROVAL DELAYS IN ASIA AND SLOWER GROWTH IN NORTH AMERICA
SAN JOSE, Calif. (September 17, 2007) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced that it expects fiscal 2008 revenues to be between $65 million and $75 million. Previously the Company expected fiscal 2008 revenues to be between $80 million and $85 million, and is revising guidance based primarily on expectations of product approval delays in China, as well as uncertainty regarding possible approval delays in Japan. The revised guidance also reflects slower-than-anticipated sales in North America.
“Based upon recent discussions with our distribution partners, we believe that we will gain regulatory approvals to market the full Micrus product line in China and to expand our current product offering in Japan to include our stretch-resistant and Cerecyte® microcoils. However, we believe that the timing of these approvals will be later than we had anticipated,” said John Kilcoyne, Micrus president and CEO. “Our previous fiscal 2008 revenue guidance included contributions of $7 million from China and $5.75 million from Japan.”
Micrus has learned that the timing of product approvals in China will be delayed due to a pending review by the Chinese State Food and Drug Administration (SFDA) of drug and medical device approvals granted during the term of the former SFDA minister. The Company believes this review process along with more stringent approval procedures will significantly delay review and approval of applications for new products. Therefore, the Company does not expect to recognize revenues from sales in China this fiscal year.
Micrus has received conflicting information as to the timing of the approvals necessary to market Cerecyte and stretch-resistant microcoils in Japan. Based on the lack of clarity following recent discussions with regulatory officials in Japan, Micrus believes it is prudent to assume that approvals will come later than initially anticipated and this delay in product approvals will have an adverse impact on the revenues previously anticipated from sales in Japan in Micrus’ revenue projections for fiscal 2008. While Micrus has already recognized $1.1 million in revenues from Japan during fiscal 2008, another $4.65 million in revenues previously anticipated in fiscal 2008 could be at risk, depending on the timing of product approvals.
Micrus has recently observed slower sales than expected in North America. Management believes this is due to several factors that include weakness in budgeted non-neurovascular sales from Micrus Design Technology, the Company’s Florida-based subsidiary, a seasonal slow down in coiling procedures during the summer months, and increased competition. If sales do not return to anticipated levels, this could impact annual revenues for fiscal 2008 by up to approximately $3 million.
“We believe that our strategic plan of product line growth and geographic expansion are on solid footing and our future growth opportunities and prospects for improving shareholder value are viable,” said Mr. Kilcoyne.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of neurovascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in neurovascular procedures. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to obtain regulatory approvals for its products, product enhancements or future products in a timely manner, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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